PURE RESOURCES, INC. RELEASES
THIRD QUARTER 2002 REVISED GUIDANCE

Midland, Texas, October 21st, 2002: Pure Resources, Inc. (NYSE: “PRS”) announced that it will incur higher than expected expenses in the third quarter of 2002. As a result of Unocal Corporation’s (“Unocal”) exchange offer for all of the outstanding shares of Pure that it does not already own, Pure will record an unexpected $5 to $6 million in expenses associated with the exchange offer. Pure will also record approximately $14 million of amortization of deferred compensation expense principally due to the increase in the net asset value per share of management’s put rights. Primarily as a result of exploratory dry holes, Pure expects to record $24 to $25 million in exploration and abandonment expense in the third quarter of 2002.

Pure’s production volumes will average approximately 60,900 barrels of oil equivalent per day (boepd) during the quarter, down principally due to down hole problems with one significant offshore well (1,000 boepd), damage to offshore facilities from hurricanes (approximately 200 boepd) and curtailments of approximately 700 boepd in the San Juan Basin due to the Company’s concerns with the creditworthiness of certain natural gas purchasers. The offshore well has been worked over and is back on production at pre-workover rates, but Pure expects approximately 1,000 to 1,500 boepd of production to remain offline during the fourth quarter of 2002 due to hurricane related damage.

Pure anticipates that, as a result of these higher than expected expenses, it will incur a net loss in the range of $0.23 to $0.28 per share in the third quarter of 2002.

Pure Resources is an independent exploration and production company that develops and produces oil and natural gas in the Permian Basin, the San Juan Basin, the Gulf Coast and the Gulf of Mexico. The Company also owns an undivided interest under approximately 6 million gross fee mineral acres throughout the Southern Gulf Coast region of the United States. Pure Resources was formed in May 2000 through the combination of Titan Exploration, Inc. and the Permian Basin Business Unit of Unocal Corporation.

FORWARD-LOOKING STATEMENTS

All the estimates and expectations set forth in this release constitute forward-looking statements within the meaning of the Securities Litigation Reform Act. Although Pure believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will occur and cautions that actual results may differ materially from those estimated in the forward-looking statements. A number of risks could affect the future results of Pure and could cause such material differences. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and other technical data, competition, reduced availability of drilling services, fluctuations in oil and gas prices and government regulations, as well as other risks discussed in detail in Pure’s SEC filings.

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